Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

This SECOND AMENDMENT TO THE AMENDED AND RESTATED ADVISORY AGREEMENT (this “First Amendment”), effective as of November 22, 2019, is entered into by and among Procaccianti Hotel REIT, Inc., a Maryland Corporation (the “Company”), Procaccianti Hotel REIT, L.P., a Delaware limited partnership (the “Operating Partnership”), and Procaccianti Hotel Advisors, LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Advisory Agreement (defined below).

WHEREAS, the Company, the Operating Partnership and the Advisor are parties to that certain Amended and Restated Advisory Agreement, dated August 2, 2018 (as amended, the “Advisory Agreement”); and

WHEREAS, pursuant to Section 28 of the Advisory Agreement, the parties desire to amend the Advisory Agreement in order to revise certain terms of the compensation the Advisor is entitled to receive as well as the interest that accrues thereon.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 9(a).

The second to last sentence of the second paragraph of subsection (a) of Section 9 is hereby superseded and replaced with the following:

The deferred acquisition fees will accrue interest at a cumulative, non-compounded rate of 6.0% per annum until the day immediately following the Fifth Anniversary (as defined herein), at which time such interest will cease to further accrue.

2.	Amendment to Section 9(c).

The second to last sentence of the third paragraph of subsection (c) of Section 9 is hereby superseded and replaced with the following:

The deferred disposition fees will accrue interest at a cumulative, non-compounded rate of 6.0% per annum until the day immediately following the Fifth Anniversary (as defined herein), at which time such interest will cease to further accrue.

3.	Amendment to Section 9(d).

The following paragraph is hereby inserted as the third paragraph of subsection (d) of Section 9:

Notwithstanding any of the foregoing in this Section 9(d), if the Company has not completed a liquidation event by the date that is the fifth anniversary of the date the Company terminates the Public Offering (the “Fifth Anniversary”), on the day immediately following the Fifth Anniversary, (i) the Asset Management Fee payable pursuant to this Section 9(d) cease to accrue and (ii) interest that accrued at a non-compounded rate of 6.0% per annum on the deferred Asset Management Fees will cease to accrue. For the avoidance of doubt, all accrued and unpaid principal and interest amounts in connection with the Asset Management Fee at the Fifth Anniversary will remain outstanding.

4.	Governing Law.

The provisions of this Second Amendment shall be construed and interpreted in accordance with the laws of the State of Delaware.

5.	Counterparts.

This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

Except as expressly set forth herein, the Advisory Agreement remains unmodified and unchanged and the parties hereto ratify and confirm the Advisory Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment effective as of the date first set forth above.

PROCACCIANTI HOTEL REIT, INC.

By:	/s/ James Procaccianti
Name: James Procaccianti
Title: Chief Executive Officer

Procaccianti hotel reit, l.p.

By:	Procaccianti Hotel REIT, Inc.,
its General Partner

	By:	/s/ James Procaccianti
Name: James Procaccianti
Title: Chief Executive Officer

procaccianti hotel advisors, llc

By:	/s/ Elizabeth Procaccianti
Name: Elizabeth Procaccianti
Title: Manager

Signature Page to Second Amendment to Amended and Restated Advisory Agreement